Exhibit 10.30

AMENDED AND RESTATED SENIOR OFFICER, CHANGE IN CONTROL, SEVERANCE AND NON-COMPETE AGREEMENT

THIS AMENDED AGREEMENT is made as of December 30, 2008 between WISCONSIN ENERGY CORPORATION (the "Company") and Kristine A. Rappé (the "Executive").

WHEREAS, the Executive is currently employed by the Company as its Senior Vice President and Chief Administrative Officer;

WHEREAS, the Executive and the Company originally entered into a Senior Officer, Change in Control, Severance and Non-Compete Agreement dated as of July 28, 2005 and an amended agreement as of December 19, 2007;

WHEREAS, the parties now desire to amend and restate the Agreement solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended, with such changes effective January 1, 2008.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

  Defined Terms. All of the capitalized terms not otherwise defined in this Agreement are defined in the attached Appendix.

  Purpose of Agreement. This Agreement is intended to set forth certain terms and conditions of the Executive's employment with the Company, to provide the Executive with certain minimum compensation rights in the event of her Termination of Employment under certain circumstances as set forth herein and to provide for a non compete agreement from the Executive.

  Employment. The Executive is currently employed as the Senior Vice President and Chief Administrative Officer of the Company. The Executive's employment is not for any fixed term and the Executive acknowledges that she is an employee at-will. The Executive's annual base salary was initially established at an annual rate of $345,000. The Executive's target bonus opportunity under the Company's Short-Term Performance Plan (the "STPP") for the remainder of 2005 after the original Agreement effective date and subsequent years will not be less than 60% of base salary, except under circumstances described in the next sentence. Circumstances under which an adjustment below the 60% target could take place would be limited to a general "Board Action" resulting in the lowering of targets for the entire senior executive group.

  Other Benefits and Special Additional Pension Benefit. The Executive will be entitled to participate in all retirement and welfare benefit plans and programs generally available to employees in accordance with the terms of such plans and programs and to participate on a basis commensurate with other senior officers of the Company in any benefit plans and programs available to such officers, including the opportunity to participate in the Company's Executive Deferred Compensation Plan (the "EDCP"), or such successor plan, as amended from time to time. Additionally, and provided the Executive's retirement occurs at or after age 60, the Executive shall be entitled to participate in the Company's Supplemental Pension Plan ("SPP") or such successor plan, as amended from time to time, which shall include (i) "SERP Benefit A," which is designed to make up for any limitations imposed on the amount of Executive's accrued benefit under the Company's tax-qualified defined benefit plan (the "Retirement Account Plan") because of statutory or regulatory limits relating to the Internal Revenue Code, and which shall be calculated without regard to applicable early retirement reduction factors, and (ii) "SERP Benefit B," which provides a life annuity equal to a percentage of the Executive's eligible earnings over her highest 36-month earnings period, as both "SERP Benefit A" and "SERP Benefit B" shall be calculated under the SPP.

  Covered Termination Not Associated with a Change in Control. In the event of a Covered Termination Not Associated with a Change in Control, then the Company shall provide the Executive with the following compensation and benefits:

    General Compensation and Benefits. The Company shall pay the Executive's full salary to the Executive from the time notice of termination is given through the date of Termination of Employment at the rate in effect at the time such notice is given, and all compensation and benefits payable to the Executive through the date of Termination of Employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Such payments shall be made within the next pay period after the Executive's Termination of Employment. The Company shall also pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due in accordance with the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements, except that any normal cash severance benefits shall be superseded and replaced entirely by the benefits provided under this Agreement.

    Incentive Compensation. Notwithstanding any provision of any cash bonus or incentive compensation plan of the Company, the Company shall pay to the Executive, within the next pay period after the Executive's Termination of Employment, a lump sum amount, in cash, equal to the sum of (i) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of Termination of Employment, but which has not yet been paid, and (ii) a pro rata portion of the Target Bonus Amount for all uncompleted periods under any bonus or incentive compensation plan.

    Special Compensation. The Company shall pay to the Executive a lump sum equal to two times the sum of (a) the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the Termination of Employment plus (b) the Target Bonus Amount. Such lump sum shall be paid by the Company to the Executive within next pay period after the Executive's Termination of Employment, unless the provisions of Section 5(e) below apply. Notwithstanding the foregoing, in the event of the Executive's voluntary Termination of Employment without Good Reason, as described in Section (c)(iv) of the Appendix to this Agreement, payment shall occur on the first day of the seventh month following the Executive's Termination of Employment, unless the provisions of Section 5(e) below apply. The amount of the aggregate lump sum provided by this Section 5(c) shall not be counted as compensation for purposes of any other benefit plan or program applicable to the Executive.

    Special Retirement Plans Lump Sum. The Company shall pay to the Executive an aggregate lump sum equal to the total of the amounts described in (a) and (b) herein. Amount (a) is a lump sum equal to the difference between (i) the actuarial equivalent of the benefit under the Retirement Account Plan, the SPP "SERP Benefit A" which the Executive would receive if her employment continued for a two-year period following Termination of Employment, assuming that the Executive's compensation during such two-year period would have been equal to the Executive's salary as in effect immediately before the termination or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Target Bonus Amount and waiving the requirement that Executive have attained age 60, and (ii) the actuarial equivalent of the Executive's actual benefit (paid or payable) under the Retirement Account Plan, the SPP "SERP Benefit A". Actuarial equivalency for this purpose shall be determined using an interest rate equal to a 36 consecutive month (or shorter period, as explained in the next sentence) average, using the rates as of the last business day of each month starting with January 31, 2002 (the "Month End Rate") of the five year United States Treasury Note yields (the "36 Month Average Rate") in effect ending with the Month End Rate immediately prior to the Effective Date, as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the Retirement Account Plan. Prior to January 31, 2005, the 36 Month Average Rate shall mean only the average of the Month End Rates which have occurred since January 31, 2002, even though less than 36. Amount (b) is a lump sum equal to the total of (i) the additional contributions which would have been made to the Executive's account by the Company under the Company's tax-qualified 401(k) plan, plus (ii) the additional contributions which would have been credited to the bookkeeping account balance of the Executive attributable to the 401(k) match feature of the EDCP, had the Executive continued in employment for a two-year period following Termination of Employment and assuming that the Executive's compensation would have been the same as set forth above and that the Executive had made maximum utilization of the pre-tax and after-tax opportunity in the qualified 401(k) plan and obtained the maximum matching contributions in such plan. The amount of the aggregate lump sum under this Section 5(d) shall be paid by the Company to the Executive within the next pay period after the Executive's Termination of Employment, unless the provisions of Section 5(e) below apply. Notwithstanding the foregoing, in the event of the Executive's voluntary Termination of Employment without Good Reason, as described in Section (c)(iv) of the Appendix to this Agreement, payment shall occur on the first day of the seventh month following the Executive's Termination of Employment, unless the provisions of Section 5(e) below apply. The amount of the lump sum provided by this Section 5(d) shall not be treated as compensation for purposes of any other benefit plan or program applicable to the Executive.

    Election Pursuant to Section 409A Transition Relief. Notwithstanding any other provision of this Agreement, on or before December 31, 2008, the Executive may elect to have all or part of the special compensation provided by Section 5(c) and the special retirement plans lump sum otherwise provided for in Section 5(d) paid pursuant to her election filed under the EDCP that relates to amounts deferred in 2009. The amounts to which the election applies shall be credited with earnings in the manner as elected by the Executive under the terms of the EDCP. EDCP provisions shall apply to such amounts except that (i) any provisions for a mandatory lump sum payment upon separation from service following a "Change in Control" as defined in the EDCP shall not apply to deferrals made hereunder and (ii) the entire amount subject to the election made under this Section 5(e) shall be paid in a lump sum by the Company immediately prior to the occurrence of a Change in Control to such grantor or "rabbi" trust as the Company shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor.

    Welfare Benefits. Subject to Section 5(g) below, for a two-year period following Termination of Employment, the Company shall provide the Executive (and her family) with health, life and other welfare benefits (but excluding disability benefits) substantially similar to the benefits received by the Executive (and her family) pursuant to welfare benefit programs of the Company or its affiliates as in effect immediately during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the Termination of Employment); provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder. For purposes of determining the amount of such welfare benefits, any part of which shall be based on compensation, the Executive's compensation during the relevant two-year period shall be deemed to be equal to the Executive's salary as in effect immediately before the Termination of Employment or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Target Bonus Amount. To the extent that any of the welfare benefits covered by this Section 5(f) cannot be provided pursuant to the plan or program maintained by the Company or its affiliates, the Company shall provide such benefits outside the plan or program at no additional cost (including, without limitation, tax cost) to the Executive and her family. The Executive shall be entitled to be covered by a retiree medical and dental program at the end of the relevant two-year period, at a cost to the Executive not to exceed the lesser of the cost, if any, charged to other retirees or the COBRA continuation premium charged to terminees who elect to continue in the Company's health plan at their expense under applicable law. The Company shall become obligated to continue such benefits for the remainder of the Executive's life and that of her surviving spouse, notwithstanding any contrary provision or power of amendment or termination reserved to the Company in any otherwise applicable document.

    To the extent that the period during which the continued provision of medical and dental benefits falls within the applicable COBRA continuation period, such continued provision of medical and dental benefits is exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). To the extent that the period during which the continued provision of medical and dental benefits extends beyond the applicable COBRA continuation period, the following shall apply: (i) the premiums for continued medical and dental coverage shall be paid on a monthly basis; (ii) any amounts paid to or on behalf of the Executive as reimbursement for medical and/or dental expenses shall be paid on or before the last day of the year following the year in which such expense was incurred; (iii) any amounts paid to or on behalf of the Executive as reimbursement for medical and/or dental expenses during one year will not affect the Executive's eligibility for amounts paid to or on behalf of the Executive as reimbursement for medical and/or dental expenses during any other year; and (iv) the right to continued coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit. This paragraph shall be administered and interpreted consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

    New Employment. If the Executive secures new employment during the two-year period following Termination of Employment, the level of any benefit being provided pursuant to Section 5(f) hereof shall be reduced to the extent that any such benefit is being provided by the Executive's new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or its affiliates.

    Equity Incentive Awards. Notwithstanding the provisions in any stock option award, restricted stock award, performance shares or other equity incentive compensation award (the "Awards"), the Executive shall become fully vested in all outstanding Awards and all otherwise applicable restrictions shall lapse and for purposes of determining the length of time the Executive has to exercise rights, if applicable under any such Award, the Executive shall be treated as if she had retired from the service of the Company at or after age 55 and completion of ten years of service.

    Outplacement and Financial Planning. The Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services, the scope and provider of which shall be selected by the Executive in her sole discretion (but at a cost to the Company of not more than $30,000) for a period of one year. The Company shall also continue to provide the Executive with financial planning counseling benefits through the second anniversary of the date of the Executive's Termination of Employment, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date. The Executive shall be eligible to seek reimbursement for such benefits up to a fixed dollar amount that is at least equal to the amount in effect for the year before the Executive's Termination of Employment, unless the Company decides a higher amount. Any unused amounts remaining in one year may not be carried over for use in another year. To the extent the Company reimburses the Executive for financial planning expenses incurred pursuant to this paragraph (i), such reimbursement shall occur on or before the last day of the calendar year following the year in which the expense was incurred.

  Obligation of the Company on a Covered Termination of Employment Associated with a Change in Control of the Company. In the event of a Covered Termination of Employment Associated with a Change in Control of the Company, then the Company shall provide the Executive with the same compensation and benefits and subject to the same terms and conditions as are specified in Section 5 above; provided, however that (i) the special compensation provided for in Section 5(c) shall be three times (rather than two times) the sum of the amounts specified in subsection (a) and (b) of Section 5(c), (ii) the special retirement plans lump sum provided for in Section 5(d) shall be calculated as if the Executive's employment has continued for a three-year period (rather than a two-year period) following her Termination of Employment and (iii) the welfare benefits provision of Section 5(f) shall be provided for a three-year period (rather than a two-year period). In addition, the tax gross-up provisions of Section 7 hereof shall apply. Further, the transition election for the Executive described in Section 5(e) above shall apply, but only if the written irrevocable transition election form is filed in accordance with the procedures set forth in that election form by December 31, 2008.

  Certain Additional Payments by the Company.

    Anything in this Agreement to the contrary notwithstanding, and whether or not a Covered Termination of Employment occurs, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments

    Subject to the provisions of paragraph (c) of this Section 7, all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. Notwithstanding the foregoing, if the Executive is a "specified employee" (within the meaning of Code Section 409A) as of the date of the Executive's Termination of Employment, the Company shall pay any Gross-Up Payment and any Underpayment no earlier than the first day following the six-month anniversary of the Executive's Termination of Employment and no later than December 31 of the calendar year following the calendar year in which the Executive pays the Excise Tax.

    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

        give the Company any information reasonably requested by the Company relating to such claim,

        take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company.

        cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 7, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 7) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 7, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

  Termination of Employment. The Company shall be entitled to terminate the Executive's employment on account of Disability pursuant to the procedures set forth in Section (e) of the Appendix, for Cause pursuant to the procedures set forth in Section (a) of the Appendix, or without Cause by giving written notice to the Executive of such termination. The Executive may terminate her employment for Good Reason by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. A Termination of Employment by the Executive for Good Reason shall be effective on the fifth business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than thirty days after the notice is given). In the event of a dispute regarding whether the Executive's voluntary termination qualifies as a termination for Good Reason, no claim by the Company that the same does not constitute a termination for Good Reason shall be given effect unless the Company establishes by clear and convincing evidence that such termination does not constitute a termination for Good Reason. The Executive may also terminate her employment without Good Reason by giving the Company written notice of such termination.

  Obligations of the Company on Termination of Employment for Death, Disability, for Cause or by the Executive Other than for Good Reason. If the Executive's employment is terminated by reason of her death or Disability (but not under the circumstances covered by paragraph (c)(iv) of the Appendix), or if such employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company will pay to the Executive's estate or legal representative or to the Executive, as the case may be, all accrued but unpaid base salary and all other benefits and amounts which may become due in accordance with the terms of any applicable benefit plan, contract, agreement or practice, including amounts which may have become due under the terms of Section 3 of this Agreement, but no other compensation or benefits will be paid under this Agreement.

  Non-Compete Agreement. In consideration of this Agreement, the Executive agrees that she will not, for a period of one year from the date of her Termination of Employment with the Company, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, executive partner, or investor with any "Competing Enterprise." For purposes of this paragraph, a "Competing Enterprise" means any entity, firm or person engaged in a business within the State of Wisconsin or the upper peninsula area of the State of Michigan (the "Territory") which is in competition with any of the businesses of the Company or any of its subsidiaries within the Territory as of the date the Executive's Termination of Employment, and whose aggregate gross revenues, calculated for the most recently completed fiscal year of the Competing Enterprise, derived from all such competing activities within the Territory during such fiscal year, equal at least 10% or more of such Enterprise's consolidated net revenues for such fiscal year. If the Executive notifies the Company in writing of any employment or opportunity which the Executive proposes to undertake during the one year non-compete period, and supplies the

  Company with any additional information which the Company may reasonably request, the Company agrees to promptly notify the Executive within thirty days after all information reasonably requested by it has been provided, whether the Company considers the proposed employment or opportunity to be prohibited by these provisions and, if so, whether the Company is willing to waive the same. Notwithstanding anything in this Section 10, the Executive shall not be prohibited from acquiring or holding up to 2% of the common stock of an entity that is traded on a national securities exchange or a nationally recognized over-the-counter market.

  Release. As a condition to payment of post-termination compensation and benefits under this Agreement, Executive must execute a general release and waiver, in form and substance reasonably satisfactory to the Company, of all claims relating to her employment with the Company and its affiliates and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, and contract claims (other than claims with respect to benefits under the Company's tax-qualified retirement plans or continuation of coverage or benefits solely as required by COBRA). The release shall be furnished to Executive as soon as practicable after Termination of Employment, but in no event later than the latest date that will insure that any revocation provided for in the release will expire not later than March 1 of the calendar year after the calendar year of the Executive's Termination of Employment. If Executive fails to execute the release within a reasonable period of time, the Company's obligations under Sections 5 and 6 shall terminate.

  Successors and Binding Agreements.

    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.

    This Agreement shall inure to the benefit of and be enforceable by the Executive's respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.

    Neither the Company nor the Executive may assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or the laws of descent and distribution. In the event the Executive attempts any assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

  Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that Section 15 shall be construed in accordance with the Federal Arbitration Act.

  Resolution of Disputes. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation in Milwaukee, Wisconsin, under the Mediation Procedure of the Center for Public Resources ("CPR"). Unless the parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals. Any such dispute which remains unresolved 45 days after appointment of a mediator, shall be finally resolved by arbitration in Milwaukee, Wisconsin, by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The Company will pay any fees and costs of the mediator in connection with the mediation, but the parties agree to each pay one-half of the fees and costs of the arbitrator in connection with the arbitration.

  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

  Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto or their respective successors and legal representatives.

  Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

  Certain Limitations. Nothing in this Agreement shall grant the Executive any right to remain an executive, director or employee of the Company or of any of its subsidiaries for any period of time.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date indicated below:
/s/ Kristine A. Rappe Kristine A. Rappé	WISCONSIN ENERGY CORPORATION By: /s/ Gale E. Klappa Gale E. Klappa

12/22/08
Date

APPENDIX

This is an appendix to the Amended Senior Officer Employment Agreement between WISCONSIN ENERGY CORPORATION and Kristine A. Rappé originally dated July 28, 2005 (the "Agreement"), as restated effective January 1, 2008 for compliance with Code Section 409A.

As used in the Agreement, the terms set forth below shall have the following meanings:

    "Cause" means:

      the willful and continued failure of the Executive to substantially perform the Executive's duties (other than failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the "Board"), or the Compensation Committee of the Board (the "Committee") which specifically identifies the manner in which the Board or the Committee believes that the Executive has not substantially performed the Executive's duties, or the willful engaging by the Executive in illegal conduct or gross misconduct which is determined by the Board to have been materially and demonstrably injurious to the Company. However, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that her action or omission was in the best interest of the Company.

    The Executive may only be terminated for Cause if the Company gives written notice to the Executive of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Meeting for Cause. The "Special Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the notice of termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by the affirmative vote of at least two-thirds (2/3) of the entire membership of the Board, excluding employee directors, at the Special Meeting for Cause, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the notice of termination for Cause and that conduct constitutes Cause under this Agreement. In the event of a dispute regarding whether the Executive's employment has been terminated for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

    A "Change in Control" with respect to the Company shall have the meaning set forth in the Wisconsin Energy Corporation Executive Deferred

    Compensation Plan, effective as of January 1, 2005 and as may be amended from time to time.

    "Covered Termination of Employment Associated with a Change in Control" means:

      a Termination of Employment by the Company other than because of death or Disability and without Cause, which occurs within a period of eighteen months following the Effective Date or,

      a Termination of Employment by the Company other than because of death or Disability and without Cause within a period of six months prior to the Effective Date, and it is reasonably demonstrated by the Executive that such Termination of Employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, or a Termination of Employment by the Executive for Good Reason within a period of eighteen months following the Effective Date and also within a period of twelve months subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g) after the Effective Date, or a Termination of Employment by the Executive within a period of six months prior to the Effective Date and following the occurrence without the Executive's consent of any event described in Section (g)(i), (ii), (iii), or (iv) and it is reasonably demonstrated by the Executive that such event occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection or in anticipation of a Change in Control, or a voluntary Termination of Employment by the Executive without Good Reason following completion of one year of service after a Change in Control of the Company, provided that the voluntary termination must be effected by the Executive within six months after the completion of that one-year of service. Further, if the Executive gives written notice to the Company any time after a Change in Control of the Company but before completion of one year of service thereafter that the Executive intends to so voluntarily terminate and if the Executive should thereafter die while in the employ of the Company or incur a Termination of Employment because of Disability, in either case before completion of such one year of service, such death or Termination of Employment shall be treated as a Covered Termination Associated with a Change in Control.

      If within fifteen days after the Company notifies the Executive that it is terminating her employment for Cause or the Executive notifies the Company that she is terminating her employment for Good Reason, the party receiving such notice notifies the other party that a dispute exists concerning the termination, then for purposes of this Section (c) the date of the Executive's Termination of Employment shall not be deemed to have occurred until the earlier of (i) the date that is 18 months following the Effective Date or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the date of termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

      If a purported termination occurs prior to or following a Change in Control and the date of termination is extended in accordance with the preceding paragraph, the Company shall continue to pay the Executive the full compensation and benefits as are provided in the first sentence of Section 5(a) of the Agreement until the date of termination, as determined in accordance with the preceding paragraph. Amounts paid under this Section (c) are in addition to all other amounts due under the Agreement and shall not be offset against or reduce any other amounts due under the Agreement, other than amounts due under the first sentence of Section 5(a) of the Agreement. Each payment made pursuant to this paragraph shall be treated as a separate payment for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4). As a result, payments made on or before the 15th day of the third month of the calendar year following the applicable year containing the date on which notice of a dispute is provided by either party (the "short-term deferral deadline"), as the case may be, are exempt from the requirements of Code Section 409A. If the short-term deferral deadline occurs within six months after the date on which notice of a dispute is provided, then payments shall be suspended as of the short-term deferral deadline and will resume on the 1st day of the seventh month following the date on which such notice is provided. Any suspended payments will be aggregated and paid in a lump sum on such date.

    "Covered Termination of Employment Not Associated with a Change in Control of the Company" means:

      a Termination of Employment by the Company other than because of death or Disability and without Cause, or a Termination of Employment by the Executive for Good Reason subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g)(ii), (iii) or (iv).

    "Disability" means that the Executive has been unable, for a period of 180 consecutive business days, to perform the material duties of her job, as a result of physical or mental illness or injury and that a physician selected by the Company or its insurers and acceptable to the Executive or her legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of her duties before the expiration of such thirty-day period.

    "Effective Date" means the first date on which a Change in Control of the Company occurs, except that if Section 5 of the Agreement applies, the term shall mean the date immediately prior to the Executive's Termination of Employment.

    "Good Reason" means:

      solely in the context of a Covered Termination Associated with a Change in Control, a material diminution in the Executive's authority, duties or responsibilities, or from and after the date of the Agreement, a material diminution in the Executive's base compensation, or a material change in the geographic location at which the Executive must perform services, or any other action or inaction that constitutes a material breach by the Company of this Agreement.

    The Executive must provide notice to the Company of the existence of one of more of the conditions described in paragraphs (i)-(iv) within a period not to exceed 90 days of the initial existence of the condition(s). The Company has a period of 30 days during which it may remedy the condition.

    "Target Bonus Amount" means the Executive's bonus or incentive compensation "target" for the fiscal year in which the Termination of Employment occurs.

    "Termination of Employment" means a separation from service as determined pursuant to Treasury Regulation Section 1.409A-1(h).